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Exhibit 21 -- Subsidiaries of the Registrant

Bank of Granite Corporation has two subsidiaries as follows:

                                  Date of               State of
      Name                     Incorporation         Incorporation

Bank of Granite                August 2, 1906        North Carolina
GLL & Associates, Inc.         June 24, 1985         North Carolina




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